As filed with the Securities and Exchange Commission on September 10, 2007

Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL ENERGY SERVICES COMPANY, INC.

(Exact name of Registrant as specified in Charter)

                     Nevada                                                                                        52-2082372___

         (State of Incorporation)                                                              (I.R.S. Employer I.D. Number)

3153 Fire Road, Suite 2C, Egg Harbor Township, NJ 08234

(Address of Principal Executive Offices)

 2007 EQUITY INCENTIVE PLAN

(Full Title of Plan)

John Grillo

National Energy Services Company, Inc.

3153 Fire Road, Suite 2C

Egg Harbor Township, NJ 08234

800-758-9288

(Name, Address and Telephone Number of Agent for Service)

Copy to:

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to	Proposed Maximum	Proposed Maximum	Amount of
to Be Registered	Be Registered (2)	Offering Price per Share (2)	Aggregate Offering Price (2)	Registration Fee
Common Stock,	1,500,000 shares	$0.28	$420,000	$12.90
$.001 par value

(1)

This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)

The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 1,500,000 shares by $0.28.  The price was determined by reference to the last trade price posted on the OTC Bulletin Board as of September 4, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.

Incorporation of Documents by Reference.

National Energy Services Company, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)

National Energy Services Company’s Annual Report on Form 10-KSB for the year ended October 31, 2006;

(b)

National Energy Services Company’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007;

(c)

National Energy Services Company’s Quarterly Report on Form 10-QSB for the quarter ended April 30, 2007;

(d)

National Energy Services Company’s Current Report on Form 8-K filed on May 24, 2007; and

(e)   the description of National Energy Services Company’s Common Stock contained in Item 8 of Amendment No. 2 to its Registration Statement on Form 10SB (No. 000-50089) that was filed on November 7, 2003.

National Energy Services Company is also incorporating by reference all documents hereafter filed by National Energy Services Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.

Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

      Robert Brantl, Esq., counsel to National Energy Services Company, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl holds no interest in the securities of National Energy Services Company, Inc.

Item 6.

Indemnification of Directors and Officers.

The Bylaws of National Energy Services Company, Inc. provide that National Energy Services Company will indemnify its directors and officers to the fullest extent possible in accordance with applicable law.

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

4.1

2007 Equity Incentive Plan

5

Opinion of Robert Brantl, Esq.

23.1

Consent of Bagell, Josephs, Levine & Company, L.L.C.

23.2

Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.

Undertakings.

National Energy Services Company, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of National Energy Services Company pursuant to the provisions of the Nevada General Corporation Law or otherwise, National Energy Services Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by National Energy Services Company of expenses incurred or paid by a director, officer or controlling person of National Energy Services Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, National Energy Services Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, National Energy Services Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Egg Harbor, State of New Jersey on the 10th day of September, 2007.

NATIONAL ENERGY SERVICES COMPANY, INC.

By: /s/ John Grillo

       John Grillo, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on September 10, 2007.

/s/ John T. O’Neill

John T. O’Neill, Director,

Chief Executive Officer,

/s/ John A. Grillo

John A. Grillo, Director,

Chief Financial Officer,

/s/ Deborah O’Neill

Deborah O’Neill, Director